UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 30, 2010

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COVENANT TRANSPORTATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-24960	88-0320154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Birmingham Hwy., Chattanooga, TN	37419
(Address of principal executive offices)	(Zip Code)

(423) 821-1212
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In early 2009, the named executive officers of Covenant Transportation Group, Inc., a Nevada corporation (the “Company”), elected to reduce their salaries.  At such time, James “Jim” Brower, one of our named executive officers and President of our subsidiary, Star Transportation, Inc. (“Star”), elected to have his annual salary reduced from $200,000 to $190,000.  By the terms of such elections, their salaries automatically reverted back to their previous levels after one year.  In 2010, before his salary reverted to the previous level, Mr. Brower elected to further reduce his base salary from $190,000 to $180,000, with such salary reduction becoming effective as of the first pay period in January 2010.  Pursuant to the terms of Mr. Brower’s reduction, Mr. Brower will maintain his reduced salary of $180,000 through December 31, 2010; after which Mr. Brower will maintain a reduced salary of $190,000 through March 31, 2011, at which time his salary will automatically revert to $200,000.

On April 30, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved a plan under which employees of Star, including Mr. Brower, that forfeited a portion of their 2010 base salaries would receive, in exchange for such forfeiture, a special grant of restricted shares of the Company’s Class A common stock equal to (a) the amount of the base salary reduction by such individuals, divided by (b) the closing price of the Company’s Class A common stock on April 30, 2010 (the “Star Incentive Opportunity”).  Pursuant to the Star Incentive Opportunity, the Compensation Committee granted an award of 2,703 restricted shares of the Company’s Class A common stock to Mr. Brower.

Shares subject to the awards will vest in approximately one-third increments when and to the extent the Company’s Class A common stock trades at or above $7.00, $9.00, and $11.00 for twenty (20) consecutive trading days during the period beginning January 1, 2011, and ending December 31, 2015, subject to the recipient’s continued employment and the specific terms of the award notices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENANT TRANSPORTATION GROUP, INC.

Date: May 4, 2010	By:	/s/ Richard B. Cribbs
Richard B. Cribbs
Senior Vice President and Chief Financial Officer